Exhibit 6.25

                              INVESTMENT AGREEMENT


         THIS AGREEMENT is being entered into as of the 17th day of August, 2000 by and between Nurescell, Inc., a Nevada corporation, with its principal place of business in Newport Beach, California ("USA") and AG, an entity formed under the laws of the Federal Republic of Germany ("AG").

         WHEREAS, AG has concurrently entered into an exclusive Licensing Agreement for technology developed by USA (hereinafter, "Technology") for the purpose of commercialization and marketing of said Technology in Europe, the British Isles and countries of the former Soviet Union; and

         WHEREAS, as additional consideration for entering into the License Agreement, AG, with the assistance of Advanced Technology Industries, Inc., a Delaware corporation (ATI), shall exercise its best efforts in good faith to raise as investment capital the sum of Twenty Million Deutsche Marks (DM20,000,000), a portion of which shall be subject to the terms and conditions of this Agreement; and

         WHEREAS, USA shall initially own fifty-one percent (51%) of AG and ATI shall own forty-nine percent (49%) of AG.

         For the mutual promises and covenants contained herein and for valuable consideration, the parties herewith agree as follows:

1. AG, with the assistance of ATI, shall exercise its best efforts in good faith to cause to be raised the sum of Twenty Million Deutsche Marks (DM20,000,000) as investment capital for the operations of AG, a portion of which shall be subject to a "put option" by USA.

2. AG shall have the option to purchase from USA up to Four Million Dollars ($4,000,000.00) worth of USA stock ("Call"). The Call(s) shall be in the form attached hereto as Exhibit A. The right to exercise said Call shall be effective upon signing of this Investment Agreement and shall continue for a period of five (5) years thereafter. It is acknowledged by the parties that said transfer of stock pursuant to the Call may be subject to various restrictions on resale pursuant to the rules and regulations of the Securities and Exchange Commission of the United States of America and other applicable securities laws. AG acknowledges and warrants that the Call shares will be purchased for its own account and not for the beneficial interest of any other person or for resale in connection with any other distribution of those shares; provided, however, that AG shall be entitled to the benefit of that certain Registration Right Agreement, attached hereto as Exhibit "B."

3. All shares of USA delivered pursuant to the Call Option shall be deemed restricted shares, subject to the attached Registration Rights Agreement attached as Exhibit "B," and may not be sold, transferred, assigned or hypothecated without compliance with all rules and regulations of the U.S. Securities Act of 1933. All such shares shall contain a restrictive legend as follows:

                  THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "ACT") OR QUALIFIED UNDER THE LAWS OF ANY OTHER JURISDICTION. THEY MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ALL OTHER REQUIRED QUALIFICATIONS OR AN OPINION OF COUNSEL SATISFACTORY TO NURESCELL TO THE EFFECT THAT SUCH REGISTRATION AND QUALIFICATIONS ARE NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

4. The Board of Directors of AG shall include sufficient directors appointed by USA to equal its percentage of ownership of AG. Said appointments to be in accordance with the laws of the Federal Republic of Germany.

5. It is understood and agreed that the raising of said Investment Capital by AG from third party investors, shall be in exchange for shares of stock of AG not to exceed thirty-four percent (34%) of the outstanding shares of AG. It is agreed that any such dilution shall apply equally to the holdings of AG by ATI and USA, respectively.



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6.       The share of certificates of AG shall be delivered to USA not later than ten (30) days after the execution of the License Agreement. Should said shares not be delivered to USA within the said time, then in that event, Nurescell may forthwith terminate said License Agreement.

7.       CORPORATE GOVERNANCE

a. As further consideration for AG to enter into this Agreement, USA shall cause to be named to the Board of Directors of USA, one director as specified by Mr. Jim Samuelson who shall also be named President of USA. Mr. William A. Wilson shall forthwith resign as President while retaining his position as Chairman of the Board. Said resignation shall be signed upon execution of this Agreement. William A. Wilson, Shelby Brewer and John Longenecker shall each, within five (5) days of execution of this Agreement, execute and deliver their resignations as members of the Board to the corporate secretary of USA pending the receipt by USA of the $1 million due under the License Agreement. Except as specified in this paragraph and provided that AG is not in default under the License Agreement, without prior written approval of both Boards of Directors, neither USA nor AG shall make any changes in their respective corporate management, including members of the Board, until such time that the full One Million Dollars ($1,000,000) due under the License Agreement has been paid.

8.       MISCELLANEOUS

a. GOVERNING LAWS: WAIVER JURY. This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the internal laws of the State of California. In the event of legal proceedings, the parties hereby knowingly, voluntarily and intentionally WAIVE THE RIGHT EITHER OF THEM OR THEIR HEIRS, REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS OR ACTIONS OF EITHER PARTY. EACH OF THE PARTIES CONSENT TO THE JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA.

b. ENTIRE AGREEMENT. This Agreement and the License Agreement referred to herein contain the entire agreement between the parties hereto with respect to the subject matter hereof. No variations from, modifications of, amendments to or changes in this Agreement shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

c. SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

d. ATTORNEY FEES. If any litigation arises between the parties concerning this Agreement or its enforcement the prevailing party in such litigation shall be entitled to collect in such action from the non-prevailing party all costs of such litigation, including reasonable attorney fees at all levels of proceedings.

e. NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

f. PUBLICITY. Each of the party shall have the right to review before issuance the other's press releases, or any other public statements, with respect to the transactions contemplated hereby; provided, however, each of the companies shall be entitled, without prior consultation with or approval of the other, to make any press release or other public disclosure with respect to transactions as is required by applicable laws and regulations of the jurisdictions of the United States of America and/or the Federal Republic of Germany.

g. FURTHER ASSURANCE. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and to accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.



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h.       REMEDIES. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to the specific remedy described, and any other remedy that would otherwise be available to such party at law or in equity shall also be available.

i. COUNTERPARTS; EXECUTION BY FACSIMILE. This Agreement and/or any amendments to this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature transmitted via facsimile shall be deemed an original signature for all purposes.


         IN WITNESS WHEREOF, the parties hereto have executed this Investment Agreement effective as of the day and year first written above.

                                         NURESCELL AG
NURESCELL, INC.                          An entity formed under the laws of the
a Nevada corporation                     Federal Republic of Germany



By: _______________________________      By: _______________________________
Its: ______________________________      Its: ______________________________



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                                    EXHIBIT A

                          FORM OF NOTICE OF CALL OPTION


         Pursuant to the Investment Agreement executed the ____ day of __________, ____, AG herewith exercises its Call Option rights pursuant to said agreement by requesting USA to deliver to AG ______ shares of stock of USA at a price in accordance with said agreement of ____________, which is based upon eighty percent (80%) of the average five (5) day bid price trading range of said USA stock for the period _____ - _____.

         Executed this _____ day of ___________, 2000.

NURESCELL AG
An entity formed under the laws of the Federal Republic of Germany


By: ________________________________
Its: _______________________________